Exhibit (h)(5)

                       TRANSFER AGENT SERVICING AGREEMENT


         THIS AGREEMENT is made and entered into as of this 19th day of July, 2004, by and between JULIUS BAER INVESTMENT FUNDS, a Massachusetts trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

         WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF USBFS AS TRANSFER AGENT

                  The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       SERVICES AND DUTIES OF USBFS

         USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) (See Exhibit D for Service Level Standards), including but not limited to:

         A. Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the Investment Company Act of 1940 ("the 1940 Act") and the Fund's current prospectus and statement of additional information. USBFS will not accept the placement, cancellation or modification of any order after the close of the New York Stock Exchange ("NYSE") unless otherwise permitted by an emergency exception specifically allowed and approved by the Securities Exchange Commission. USBFS may accept the TRANSMISSION of orders after the close of the NYSE provided that it has in its possession a signed servicing agreement that allows for orders to be transmitted after the close and that order transmission is allowed by SEC rule.

         B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

         C. Arrange for issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund's current prospectus ("Prospectus").

         D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

         E. Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

         F.       Process   transfers   of   shares  in   accordance   with  the
                  shareholder's instructions.

         G. Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

         H. Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

         I.       Make  changes  to  shareholder  records,  including,  but  not
                  limited  to,  address  changes  in  plans  (e.g.,   systematic
                  withdrawal, automatic investment, dividend reinvestment).

         J. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

         K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

         L.       Mail   shareholder   reports  and   Prospectuses   to  current
                  shareholders.

         M. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

         N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

         O. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

         P. Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state. In addition, the Trust or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust or its agent.

         Q. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Trust.

         R. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

         S. Serve as additional anti-money laundering officer for the Trust together with a Trust officer.

3.       REPRESENTATIONS OF USBFS

         USBFS represents and warrants to the Trust that:

         A. It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

         B.       It is a registered transfer agent under the Exchange Act.

         C. It is duly qualified to carry on its business in the State of Wisconsin;

         D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

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

         E.       All  requisite  corporate   proceedings  have  been  taken  to
                  authorize it to enter and perform this Agreement;

         F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

         G. It will comply with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction; and

         H. It has and will maintain policies and procedures to detect and prevent, within its reasonable control, market timing transactions that contravene the restrictions or prohibitions on market timing as found in the Fund's then-current prospectus and/or statement of additional information. At the direction of the Trust, USBFS may implement one or more of the following procedures to detect and prevent market timing:

         (1) impose redemption or exchange fees on shares that are redeemed within a certain time period after purchase;

         (2)      restrict exchange privileges;

         (3)      restrict frequent trading;

         (4) delay the payment of the proceeds from the redemption of Fund shares for up to seven days; or

         (5) identify market timers and restrict their trading privileges or expel them from the Fund.


4.       REPRESENTATIONS OF THE TRUST

         The Trust represents and warrants to USBFS that:

         A.       The Trust is an  open-end  investment  company  under the 1940
                  Act;

         B. The Trust is a business trust organized, existing, and in good standing under the laws of Massachusetts;

         C. The Trust is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement;

         D. All necessary proceedings required by the Declaration of Trust have been taken to authorize it to enter into and perform this Agreement;

         E. The Trust will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

         F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

5.       COMPENSATION

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

6.       INDEMNIFICATION; LIMITATION OF LIABILITY

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or
                  (ii) in reliance upon any written

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

                  or oral instruction provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust (the "Board of Trustees" or "Trustees").

                  USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

                  Notwithstanding   the  above,  USBFS  reserves  the  right  to
                  reprocess  and  correct   administrative  errors  at  its  own
                  expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

7.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

8.       ANTI-MONEY LAUNDERING PROGRAM

         The Trust acknowledges that it has had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer's identity (the "Customer Identification Procedures"), together referred to as the "Procedures," and the Trust has determined that the Procedures, as part of the Trust's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

         Based on this determination, the Trust hereby instructs and directs USBFS and USBFS hereby agrees to implement the Procedures on the Trust's behalf, as such may be amended or revised from time to time.

         It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's anti-money laundering responsibilities.

         USBFS agrees to provide to the Trust:

         (a) Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Fund;

         (b) Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Trust agrees not to communicate this information to the customer;

         (c) Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS's anti-money laundering monitoring on behalf of the Trust;

         (d) Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or
                  (c); and

         (e) An annual report of its monitoring and customer identification activities on behalf of the Trust. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Trust as may be agreed to from time to time by USBFS and the Trust.

         The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS's implementation of the Procedures on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS's implementation of the Procedures on behalf of the Trust.

9.       TERM OF AGREEMENT; AMENDMENT

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years, provided that this Agreement may be terminated without penalty at any time by the Trust in the event that USBFS does not adhere to its service level standards. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

11.      RECORDS

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

12.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

13.      DATA NECESSARY TO PERFORM SERVICES

         The Trust or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

14.      ASSIGNMENT

         This Agreement may not be assigned by either party without the prior written consent of the other party.

15.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

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

         Notice to USBFS shall be sent to:

                  U.S. Bancorp Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI 53202

                  notice to the Trust shall be sent to:

                  Julius Baer Investment Funds
                  330 Madison Avenue
                  New York, NY  10017

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


JULIUS BAER INVESTMENT FUNDS        U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael K. Quain            By: /s/ Joe D. Redwine
       Michael K. Quain                    Joe D. Redwine
Title: President                    Title: President

                                    EXHIBIT A
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                   FUND NAMES

                               SEPARATE SERIES OF
                          JULIUS BAER INVESTMENT FUNDS

                                 Name of Series
                                 --------------
                      Julius Baer International Equity Fund
                       Julius Baer Total Return Bond Fund
                     Julius Baer Global High Yield Bond Fund

                                    EXHIBIT B
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

------------------------------------------------------------------------------------------------------------------------------------
                                           TRANSFER AGENT & SHAREHOLDER SERVICES
                                                    ANNUAL FEE SCHEDULE
------------------------------------------------------------------------------------------------------------------------------------
Service Charges to the Fund*                                 Service Charges billed to shareholders

   Shareholder Services Per Account Fee:                     IRA Fees (generally billed to shareholders)
                                                                 $15.00 /qualified plan acct (Cap at $30.00/SSN)
   $14.25/open account (includes telephone calls)
   $ 2.50/closed or zero balance account                         $12.00 /outgoing wires

   Subject to a minimum of $12,000/fund
   $5,000 per additional class                               Technology Charges
                                                                  Fund Setup - included

Activity Charges                                                  MFx - Report source - $1,500/year
  AML New Account service - $1.00 per new account.
                                                                  NSCC Service Interface
OUT-OF-POCKET COSTS -                                             - Setup - $1,500/fund family
-------------------                                               - Annual - $1,500/cusip
  Telephone toll-free lines, call transfers, etc.
  Insurance, records retention, microfilm/fiche                   Telecommunications and Voice Services
  ACH fees                                                        - Service Setup - $1,650 per AT&T transfer
  Mailing, postage printing                                       - VRU Setup - $500/fund family
  Stationery, envelopes                                           - VRU Maintenance - $1,200/year/cusip
  Programming, special reports                                    - $.35 /voice response call
  Proxies, proxy services
  NSCC charges from DTCC
  All other out-of-pocket expenses                                Development/Programming - $150 /hour
                                                                  File Transmissions - subject to requirements
                                                                  Select reports (non-standard) - $300 per select
Fees are billed monthly
* Subject to CPI increase, Milwaukee MSA.                         Conversion of Records - Included, but we estimate our total conversion cost to be roughly $60,000 to move 25,000+ accounts from your current provider.

------------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT C
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT


                             AS OF PROCESSING POLICY

         USBFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

                                    EXHIBIT D
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT


                             SERVICE LEVEL STANDARDS


TRANSACTION AND ACCOUNT PROCESSING
Financial Transactions   100% on date of receipt
Non-financial Transactions   100% within 2 business days
Transfers   100% within 2 business days
Adjustment Transactions   100% within 2 business days
Error Ratio    Less than .2% of financial transactions
Quality Control of Financial Transactions    100% on date of receipt

MAILING OF SHAREHOLDER ITEMS
Shareholder Statements    100% within 2 business days
Certificates    100% within 3 business days
Liquidation Checks    100% within business day
Client Reports - Daily    100% within 1 business day
Client Reports - Month End   100% within 3 business days
Wire Order Confirmations    100% within 1 business day

INVESTOR SERVICES
Services Level Goal    85% answered within 20 seconds
Research Requests    95% within 1 hour, 100% response within 1 business day


CallBacks (Calls received prior 100% same day/100% prior to to/after Noon)
  Noon next business day
Fulfillment    100% of requests mailed within 24-hours

CORRESPONDENCE
Respond to Written Requests    100% within 3 business days
Qualified Plan Transfer-In Requests   100% within 2 business days
Qualified Plan Second Requests    100% within 2 business days

DAILY CASH COMMUNICATION    Prior to 9:30 A.M. CT